Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Third Quarter 2016 Operating Results
Third Quarter Summary

•	Generally Accepted Accounting Principles (“GAAP”) net loss of $30.5 million, or $(1.33) per share

•	Includes a $20.4 million non-cash provision for income taxes, reflecting a valuation allowance established against the full amount of our deferred tax asset

•	$10.7 million provision for loan and lease losses

•	With a regulatory capital ratio of 12%, the Bank is classified as “well capitalized”

•	Total new loan commitments of $124.3 million and loan fundings of $73.9 million

•	Net interest margin increased to 3.31% at September 30, 2016

•	Core deposits increased by $17.6 million from June 30, 2016

COSTA MESA, Calif., October 24, 2016 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, and PM Asset Resolution, Inc. ("PMAR"), a wholly owned non-bank subsidiary, today reported its financial results for the three and nine months ended September 30, 2016.
For the third quarter of 2016, the Company reported a net loss of $30.5 million, or $(1.33) per share. This compares with a net loss of $4.7 million, or $(0.21) per share, in the second quarter of 2016, and net income of $321 thousand, or $0.02 per share, in the third quarter of 2015.
At September 30, 2016, the Company had total regulatory capital on a consolidated basis of approximately $129.7 million, and the Bank had total regulatory capital of approximately $112.0 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 12.0% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
For the third quarter of 2016:

•
The Company recognized total charge-offs of $7.7 million, which primarily consisted of three credits, including a $4.5 million charge-off of the remaining balance of the participated shared national credit that was partially charged-off during the second quarter of 2016. During the third quarter of 2016, the borrower entered bankruptcy proceedings and faced unanticipated litigation that challenged the ownership of the underlying collateral.

•	Following a comprehensive credit review, approximately $48 million in loans were downgraded primarily due to credit and collateral shortfalls.

•	The Company recorded a provision for loan losses totaling $10.7 million resulting from the elevated charge-offs and higher loss factor due to an increase in the amount of substandard loans.

•	The Company recorded income tax expense of $20.4 million to reflect a full valuation allowance established against its deferred tax asset.

Exhibit 99.1

“These loan losses are unacceptable. We have taken and continue to take steps necessary to deliver improved performance that creates value for shareholders,” said Tom Vertin, President & CEO of Pacific Mercantile Bancorp. “We have increased our reserves for loan losses after a comprehensive credit review that our new Chief Credit Officer commenced upon joining the Bank on May 31, 2016. Our new credit team has now reviewed all 679 of the Bank's commercial and commercial real estate credits, assisted by three independent loan review firms, and we have made a number of changes to strengthen our overall credit administration.”
Mr. Vertin continued: “We are a well-capitalized Bank and expect our core strategies to improve our performance. Our differentiated consultative approach to relationship banking continues to improve our new client acquisition efforts. Since the beginning of 2016, we have added more than 80 new commercial clients resulting in more than $155.0 million in commercial and industrial loan commitments. We continue to generate positive pre-tax, pre-provision earnings.”

Results of Operations
The following table shows our operating results for the three and nine months ended September 30, 2016, as compared to the three months ended June 30, 2016 and the three and nine months ended September 30, 2015. The discussion below highlights the key factors contributing to the changes shown in the following table.

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2016	June 30, 2016	September 30, 2015	2016	2015
	($ in thousands)
Total interest income	$10,598	$9,835	$9,653	$30,388	$28,939
Total interest expense	1,409	1,355	1,342	4,015	3,989
Net interest income	9,189	8,480	8,311	26,373	24,950
Provision for loan and lease losses	10,730	8,720	—	19,870	—
Total noninterest income	1,054	864	562	2,671	2,060
Total noninterest expense	9,687	8,893	8,552	27,135	26,635
Income tax (benefit) provision	20,352	(3,559)	—	16,991	—
Net (loss) income	$(30,526)	$(4,710)	$321	$(34,952)	$375
Net Interest Income
Q3 2016 vs Q2 2016. Net interest income increased $709 thousand, or 8.4%, for the three months ended September 30, 2016 as compared to the three months ended June 30, 2016 primarily as a result of:

•
An increase in interest income of $763 thousand, or 7.8%, primarily attributable to an increase in interest earned on loans as a result of a higher average loan balance and an increase in the average yield on loans for the three months ended September 30, 2016 as compared to the three months ended June 30, 2016; partially offset by

•
An increase in interest expense of $54 thousand, or 4.0%, primarily attributable to an increase in the rates of interest paid on our savings and money market accounts and an increase in the volume and rates of interest paid on our certificates of deposit for the three months ended September 30, 2016 as compared to the three months ended June 30, 2016 due to new client acquisition.

Our net interest margin increased to 3.31% for the three months ended September 30, 2016 from 3.18% for the three months ended June 30, 2016, primarily attributable to an increase in loans that have a higher yield than other interest earning assets.
Q3 2016 vs Q3 2015. Net interest income increased $878 thousand, or 10.6%, for the three months ended September 30, 2016 as compared to the three months ended September 30, 2015 primarily as a result of:

•
An increase in interest income of $945 thousand, or 9.8%, primarily attributable to an increase in interest earned on loans and short-term investments as a result of higher average balances and an increase in the average yields of loans and short-term investments for the three months ended September 30, 2016 as compared to the three months ended September 30, 2015; partially offset by

•
An increase in interest expense of $67 thousand, or 5.0%, primarily attributable to an increase in the rates of interest paid on our savings and money market accounts for the three months ended September 30, 2016 as compared to the three months ended September 30, 2015.

YTD 2016 vs YTD 2015. Net interest income increased $1.4 million, or 5.7%, for the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015, primarily as a result of an increase in interest income of $1.4 million, or 5.0%, attributable to an increase in interest earned on loans as a result of a higher average loan balance during the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015 and increases in both our average yield and average balance on short-term investments over the same period.
Provision for Loan and Lease Losses
Q3 2016 vs Q2 2016. The provision for loan and lease losses increased by $2.0 million to $10.7 million for the three months ended September 30, 2016 as compared to $8.7 million for the three months ended June 30, 2016 primarily attributable to downgrades and charge offs on loans that exceeded recoveries during the third quarter. The $8.7 million provision for loan and lease losses recorded for the three months ended June 30, 2016 was due to new loan growth and charge offs on loans previously placed on nonaccrual which exceeded recoveries during the second quarter.

For the three months ended September 30, 2016, we had net charge-offs of $7.5 million. For the three months ended June 30, 2016, we had net charge-offs of $8.3 million. The net charge-off of $7.5 million reflects gross charge-offs of $7.7 million plus a net recovery of $206 thousand. Of the $7.7 million in gross charge-offs, $5.6 million related to two large credits.
Q3 2016 vs Q3 2015. We recorded a $10.7 million provision for loan and lease losses during the three months ended September 30, 2016 as compared to no provision for loan and lease losses recorded for the three months ended September 30, 2015. We recorded a provision of $10.7 million for the third quarter of 2016 due to downgrades and charge offs on loans that exceeded recoveries during the third quarter. There was no provision in the third quarter of 2015 due to the relatively stable level of loans, along with general improvement in asset quality.
YTD 2016 vs YTD 2015. We recorded a $19.9 million provision for loan and lease losses during the nine months ended September 30, 2016 as compared to no provision for loan and lease losses recorded for the nine months ended September 30, 2015. We recorded a provision for loan and lease losses of $19.9 million for the nine months ended September 30, 2016 primarily as a result of new loan growth and downgrades and charge offs on several loans that exceeded recoveries during the nine months ended September 30, 2016.
Noninterest Income
Q3 2016 vs Q2 2016. Noninterest income increased $190 thousand, or 22.0%, for the three months ended September 30, 2016 as compared to the three months ended June 30, 2016, primarily as a result of $340 thousand in recoveries and the small business administration ("SBA") loan discounts paid off during the third quarter of 2016 partially offset by a $255 thousand recovery during the second quarter of 2016.
Q3 2016 vs Q3 2015. Noninterest income increased by $492 thousand, or 87.5%, for the three months ended September 30, 2016 as compared to the three months ended September 30, 2015, primarily as a result of $340 thousand in recoveries during the third quarter of 2016.
YTD 2016 vs YTD 2015. Noninterest income increased $611 thousand, or 29.7%, for the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015, primarily as a result of:

•	An increase of $40 thousand in net gain on sale of SBA loans for the nine months ended September 30, 2016 as compared to the same period in 2015;

•	An increase of $395 thousand in recoveries on charged off loans in excess of the amount previously charged off against the allowance for loan and lease losses; and

•	An increase in loan servicing and referral fees during the nine months ended September 30, 2016 as compared to the same period in 2015.
Noninterest Expense
Q3 2016 vs Q2 2016. Noninterest expense increased $794 thousand, or 8.9%, for the three months ended September 30, 2016 as compared to the three months ended June 30, 2016, primarily as a result of:

•	An increase of $221 thousand in salaries and employee benefits primarily related to retention bonuses and new hires;

•	An increase in our professional fees primarily related to an increase in accounting fees during the third quarter of 2016; and

•	An increase in various expense accounts related to the normal course of operating including expenses related to loan-related expense, advertising and charitable contributions.

Q3 2016 vs Q3 2015. Noninterest expense increased $1.1 million, or 13.3%, for the three months ended September 30, 2016 as compared to the three months ended September 30, 2015, primarily as a result of:

•	An increase of $398 thousand in salaries and employee benefits primarily related to retention bonuses and new hires in the third quarter of 2016; and

•	An increase of $572 thousand in our professional fees primarily related to an increase in accounting and legal fees in the third quarter of 2016.

YTD 2016 vs YTD 2015. Noninterest expense increased $500 thousand, or 1.9%, for the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015, primarily as a result of:

•	An increase of $525 thousand in our professional fees primarily related to an increase in accounting and legal fees during the nine months ended September 30, 2016;

•	An increase of $261 thousand in salaries and employee benefits primarily related to hiring expenses for our new chief credit officer and new hires during the nine months ended September 30, 2016; and

•
An increase in various expense accounts related to the normal course of operating, including expenses related to the conversion of some of our branches to loan production offices and our data processing expense; partially offset by

•	A decrease of $346 thousand in our FDIC insurance expense as a result of a decrease in our insurance premium rate; and

•
A decrease of $299 thousand in OREO as a result of lower carrying costs and other expenses related to other real estate owned (“OREO”) during the nine months ended September 30, 2016 as compared to the same period in 2015.

Income tax provision (benefit)
For the three months ended September 30, 2016, we reported a non-cash income tax expense of $20.4 million, compared with an income tax benefit of $3.6 million during the three months ended June 30, 2016. The expense this year reflects a full valuation allowance recorded against the Company's deferred tax asset, which includes current and historical losses that may be used to offset taxes on future profits. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses to be carried forward for 20 years from the date of the loss, and while management believes that the Company will be able to realize the deferred tax asset within that period, we are unable to assert the timing as to when that realization will occur. Due to the hierarchy of evidence that the accounting rules specify, a valuation allowance has been recorded to offset the deferred tax asset.
We had an income tax benefit of $3.6 million for the three months ended June 30, 2016 as a result of our net loss during the quarter. For the three months ended September 30, 2015, we recorded no income tax provision or benefit. We recorded no income tax provision for the third quarter of 2015 as a result of positive and negative evidence that management evaluated. Based on the analysis performed, management determined that no increase in the $10.8 million valuation allowance as of September 30, 2015 was needed.
For the nine months ended September 30, 2016, we had income tax expense of $17.0 million as a result of the Company's net loss during the period and a valuation allowance recorded against our deferred tax asset. As a result of the positive and negative evidence that management evaluated with respect to the Company's deferred tax asset, we determined that a full valuation allowance of $24.4 million was required at September 30, 2016. We recorded no income tax provision or benefit for the nine months ended September 30, 2015 as a result of positive and negative evidence that management evaluated. Based on the analysis performed, management determined that no increase in the $10.8 million valuation allowance as of September 30, 2015 was needed.
Balance Sheet Information
Loans
As indicated in the table below, at September 30, 2016 gross loans totaled approximately $870.5 million, which represented a decrease of $13.9 million, or 1.6%, compared to gross loans outstanding at June 30, 2016, and an increase of $8.8 million, or 1.0%, compared to gross loans outstanding at December 31, 2015. The following table sets forth the composition, by loan category, of our loan portfolio at September 30, 2016, June 30, 2016 and December 31, 2015.

	September 30, 2016		June 30, 2016		December 31, 2015
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$295,454	33.9%	$342,579	38.7%	$347,300	40.3%
Commercial real estate loans - owner occupied	216,284	24.8%	216,845	24.5%	195,554	22.7%
Commercial real estate loans - all other	156,715	18.0%	141,883	16.0%	146,641	17.0%
Residential mortgage loans - multi-family	108,414	12.5%	92,101	10.4%	81,487	9.5%
Residential mortgage loans - single family	36,468	4.2%	39,823	4.5%	52,072	6.0%
Land development loans	16,376	1.9%	12,562	1.4%	10,001	1.2%
Consumer loans	40,832	4.7%	38,634	4.4%	28,663	3.3%
Gross loans	$870,543	100.0%	$884,427	100.0%	$861,718	100.0%

During the third quarter of 2016, we secured new commercial loan commitments of $40.6 million, of which only $16.8 million funded at September 30, 2016. This increase was offset by net charge-offs of $6.4 million, payoff of commercial lines of $48.0 million and pay down of commercial lines of $9.5 million. Our total commercial loan commitments decreased to $510.7 million at September 30, 2016 from $531.2 million at June 30, 2016; the utilization of commercial commitments decreased to 57.9% at September 30, 2016 from 64.5% at June 30, 2016. During the third quarter of 2016, we also purchased a $22.9 million portfolio of multi-family residential mortgage loans to support our CRA lending efforts.
Deposits

	September 30, 2016	June 30, 2016	December 31, 2015
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$284,709	$294,153	$249,676
Interest-bearing checking accounts	83,310	59,720	51,210
Money market and savings deposits	317,741	314,277	312,628
Certificates of deposit	264,406	268,519	280,326
Totals	$950,166	$936,669	$893,840
The increase in our total deposits from June 30, 2016 to September 30, 2016 is primarily attributable to an increase of $14.1 million in our checking accounts and an increase of $3.5 million in money market and savings deposits, partially offset by a decrease of $4.1 million in our certificates of deposit. The increase in our checking accounts is primarily the result of new client acquisition as well as timing and seasonality in deposit flows. The decrease in certificates of deposit from June 30, 2016 to September 30, 2016 was primarily the result of increasing core deposits and a desire to reduce our dependence on certificates of deposit. Due primarily to that decision and the resulting decrease in certificates of deposit, lower priced core deposits increased to 72%, and higher priced time deposits decreased to 28%, of total deposits at September 30, 2016, as compared to 71% and 29% of total deposits, respectively, at June 30, 2016.
Asset Quality
Nonperforming Assets

	2016			2015
	September 30	June 30	March 31	December 31	September 30
	($ in thousands)
Total non-performing loans	$27,079	$26,320	$34,790	$25,133	$19,226
Other real estate owned	—	—	—	650	1,872
Total non-performing assets	$27,079	$26,320	$34,790	$25,783	$21,098
90-day past due loans	$9,674	$14,126	$16,552	$16,923	$15,137
Total classified assets	$68,489	$29,716	$38,839	$32,930	$32,429
Allowance for loan and lease losses	$16,642	$13,429	$13,029	$12,716	$12,279
Allowance for loan and lease losses /gross loans (excluding loans held for sale)	1.91%	1.52%	1.55%	1.48%	1.48%
Allowance for loan and lease losses /total assets	1.55%	1.22%	1.18%	1.20%	1.13%
Ratio of allowance for loan and lease losses to nonperforming loans	61.46%	51.02%	37.45%	50.59%	63.87%
Ratio of nonperforming assets to total assets	2.52%	2.39%	3.16%	2.43%	1.95%
Net quarterly charge-offs (recoveries) to gross loans	0.86%	0.94%	0.01%	(0.05)%	0.01%
Nonperforming assets at September 30, 2016 increased $759 thousand from June 30, 2016 as a result of an increase in non-performing loans in the third quarter of 2016. The increase in our non-performing loans resulted primarily from the addition of eight commercial loans of $14.0 million in the third quarter, partially offset by the charge-off of $7.7 million of non-performing loans, the $4.0 million payoff of one legacy loan that was previously placed on nonaccrual status, and pay downs of $1.5 million primarily related to one large loan relationship.

Allowance for loan and lease losses

	2016			2015
	September 30	June 30	March 31	December 31	September 30
	($ in thousands)
Balance at beginning of quarter	$13,429	$13,029	$12,716	$12,279	$12,343
Charge offs	(7,723)	(9,049)	(163)	—	(574)
Recoveries	206	729	56	437	510
Provision	10,730	8,720	420	—	—
Balance at end of quarter	$16,642	$13,429	$13,029	$12,716	$12,279
At September 30, 2016, the allowance for loan and lease losses (“ALLL”) totaled $16.6 million, which was approximately $3.2 million more than at June 30, 2016 and $4.4 million more than at September 30, 2015. The ALLL activity during the three months ended September 30, 2016 included net charge-offs of $7.5 million. There was a $10.7 million provision for loan and lease losses during the period as a result of charge offs exceeding loan recoveries during the period. Of the $7.7 million in gross charge-offs, $5.6 million related to two loans that were previously on nonaccrual. The ratio of the ALLL-to-total loans outstanding as of September 30, 2016 was 1.91% as compared to 1.52% and 1.48% as of June 30, 2016 and September 30, 2015, respectively.
Capital Resources
At September 30, 2016, we had total regulatory capital on a consolidated basis of approximately $129.7 million, and the Bank had total regulatory capital of approximately $112.0 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 12.0% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at September 30, 2016, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution. The following ratios are based on the Basel III capital rules that went into effect on January 1, 2015.

	Actual At September 30, 2016		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$129,723	13.6%	N/A	N/A
Bank	112,015	12.0%	$93,118	At least 10.0
Common Equity Tier 1 Capital to Risk Weighted Assets:
Company	$100,730	10.6%	N/A	N/A
Bank	100,278	10.8%	$60,526	At least 6.5
Tier 1 Capital to Risk Weighted Assets:
Company	$117,730	12.4%	N/A	N/A
Bank	100,278	10.8%	$74,494	At least 8.0
Tier 1 Capital to Average Assets:
Company	$117,730	10.3%	N/A	N/A
Bank	100,278	8.9%	$56,146	At least 5.0

About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank, headquartered in Orange County, operates a total of nine offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com.  Pacific Mercantile Bancorp (NASDAQ: PMBC) is the parent holding company of Pacific Mercantile Bank.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for the year ended December 31, 2015, which is on file with the Securities and Exchange Commission (“SEC”). Readers of this report are urged to review the additional information contained in such Annual Report on Form 10-K and in any subsequent Quarterly Reports on Form 10-Q that we file with the SEC.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	Sept '16 vs Jun '16 % Change	Sept '16 vs Sept '15 % Change	September 30, 2016	September 30, 2015	% Change
Total interest income	$10,598	$9,835	$9,653	7.8%	9.8%	$30,388	$28,939	5.0%
Total interest expense	1,409	1,355	1,342	4.0%	5.0%	4,015	3,989	0.7%
Net interest income	9,189	8,480	8,311	8.4%	10.6%	26,373	24,950	5.7%
Provision for loan and lease losses	10,730	8,720	—	23.1%	100.0%	19,870	—	100.0%
Net interest (loss) income after provision for loan and lease losses	(1,541)	(240)	8,311	542.1%	(118.5)%	6,503	24,950	(73.9)%
Non-interest income:
Service fees on deposits and other banking services	279	267	230	4.5%	21.3%	801	676	18.5%
Net gain on sale of small business administration loans	—	—	—	—%	—%	40	—	100.0%
Other non-interest income	775	597	332	29.8%	133.4%	1,830	1,384	32.2%
Total non-interest income	1,054	864	562	22.0%	87.5%	2,671	2,060	29.7%
Non-interest expense:
Salaries & employee benefits	5,727	5,506	5,329	4.0%	7.5%	16,920	16,659	1.6%
Occupancy and equipment	1,296	1,243	1,138	4.3%	13.9%	3,706	3,374	9.8%
Professional Fees	1,110	774	538	43.4%	106.3%	2,435	1,910	27.5%
OREO expenses	—	—	68	—%	(100.0)%	(70)	229	(130.6)%
FDIC Expense	229	251	329	(8.8)%	(30.4)%	675	1,021	(33.9)%
Other non-interest expense	1,325	1,119	1,150	18.4%	15.2%	3,469	3,442	0.8%
Total non-interest expense	9,687	8,893	8,552	8.9%	13.3%	27,135	26,635	1.9%
(Loss) income before income taxes	(10,174)	(8,269)	321	23.0%	(3,269.5)%	(17,961)	375	(4,889.6)%
Income tax expense (benefit)	20,352	(3,559)	—	(671.8)%	100.0%	16,991	—	100.0%
Net (loss) income	(30,526)	(4,710)	321	548.1%	(9,609.7)%	(34,952)	375	(9,420.5)%
Dividends on preferred stock	—	—	(309)	—%	(100.0)%	—	(927)	(100.0)%
Inducements for conversion of the preferred stock	—	—	(512)	—%	(100.0)%	—	(512)	(100.0)%
Net loss allocable to common shareholders	$(30,526)	$(4,710)	$(500)	548.1%	6,005.2%	$(34,952)	$(1,064)	3,185.0%
Basic loss per common share:
Net loss available to common shareholders	$(1.33)	$(0.21)	$(0.03)	533.3%	4,333.3%	$(1.52)	$(0.05)	2,940.0%
Diluted loss per common share:
Net loss available to common shareholders	$(1.33)	$(0.21)	$(0.03)	533.3%	4,333.3%	$(1.52)	$(0.05)	2,940.0%
Weighted average number of common shares outstanding:
Basic	22,996	22,962	19,824	0.1%	16.0%	22,944	19,739	16.2%
Diluted	22,996	22,962	19,824	0.1%	16.0%	22,944	19,739	16.2%
Ratios from continuing operations(1):
Return on average assets	(10.66)%	(1.71)%	0.12%			(4.24)%	0.05%
Return on average equity	(92.18)%	(13.96)%	1.05%			(34.80)%	0.41%
Efficiency ratio	94.57%	95.17%	96.38%			93.43%	98.61%
____________________

(1)	Ratios and net interest margin for the three months ended September 30, 2016, June 30, 2016 and September 30, 2015 and nine months ended September 30, 2016 and September 30, 2015 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	September 30, 2016	December 31, 2015	Increase/ (Decrease)

Cash and due from banks	$15,455	$10,645	45.2%
Interest bearing deposits with financial institutions(1)	128,987	103,276	24.9%
Interest bearing time deposits	3,669	4,665	(21.4)%
Investment securities (including stock)	55,168	60,419	(8.7)%
Loans (net of allowances of $16,642 and $12,716, respectively)	855,746	849,733	0.7%
Other real estate owned	—	650	(100.0)%
Net deferred tax assets	—	17,576	(100.0)%
Other assets	16,123	15,425	4.5%
Total Assets	$1,075,148	$1,062,389	1.2%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$284,709	$249,676	14.0%
Interest bearing deposits
Interest checking	83,310	51,210	62.7%
Savings/money market	317,741	312,628	1.6%
Certificates of deposit	264,406	280,326	(5.7)%
Total interest bearing deposits	665,457	644,164	3.3%
Total deposits	950,166	893,840	6.3%
Other borrowings	—	10,000	(100.0)%
Other liabilities	6,879	7,106	(3.2)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	974,572	928,473	5.0%
Shareholders’ equity	100,576	133,916	(24.9)%
Total Liabilities and Shareholders’ Equity	$1,075,148	$1,062,389	1.2%
Tangible book value per share	$4.37	$5.87	(25.6)%
Tangible book value per share, as adjusted(2)	$4.39	$5.90	(25.6)%
Shares outstanding	$22,998,587	$22,820,332	0.8%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2016			June 30, 2016			September 30, 2015
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$188,982	$244	0.51%	$169,633	$212	0.50%	$148,454	$98	0.26%
Securities available for sale and stock(2)	56,457	356	2.51%	58,365	369	2.54%	63,702	389	2.42%
Loans(3)	857,784	9,998	4.64%	843,406	9,254	4.41%	824,596	9,166	4.41%
Total interest-earning assets	1,103,223	10,598	3.82%	1,071,404	9,835	3.69%	1,036,752	9,653	3.69%
Interest-bearing liabilities:
Interest-bearing checking accounts	$57,614	$41	0.28%	$55,768	$45	0.32%	$35,896	$24	0.27%
Money market and savings accounts	326,666	520	0.63%	332,304	505	0.61%	300,650	421	0.56%
Certificates of deposit	267,590	679	1.01%	262,491	636	0.97%	308,836	697	0.90%
Other borrowings	9,293	24	1.03%	10,066	25	1.00%	25,870	50	0.77%
Junior subordinated debentures	17,527	145	3.29%	17,527	144	3.30%	17,527	150	3.40%
Total interest bearing liabilities	678,690	1,409	0.83%	678,156	1,355	0.80%	688,779	1,342	0.77%
Net interest income		$9,189			$8,480			8,311
Net interest income/spread			2.99%			2.89%			2.92%
Net interest margin			3.31%			3.18%			3.18%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Nine Months Ended
	September 30, 2016			September 30, 2015
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$160,346	$613	0.51%	$133,497	$258	0.26%
Securities available for sale and stock(2)	58,293	1,075	2.46%	66,032	1,321	2.67%
Loans(3)	847,833	28,700	4.52%	825,583	27,360	4.43%
Total interest-earning assets	1,066,472	30,388	3.81%	1,025,112	28,939	3.77%
Interest-bearing liabilities:
Interest-bearing checking accounts	$54,993	$108	0.26%	$36,987	$72	0.26%
Money market and savings accounts	324,222	1,481	0.61%	294,003	1,245	0.57%
Certificates of deposit	264,457	1,924	0.97%	314,227	2,094	0.89%
Other borrowings	9,785	74	1.01%	31,611	177	0.75%
Junior subordinated debentures	17,527	428	3.26%	17,527	401	3.06%
Total interest bearing liabilities	670,984	4,015	0.80%	694,355	3,989	0.77%
Net interest income		$26,373			$24,950
Net interest income/spread			3.01%			3.00%
Net interest margin			3.30%			3.25%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

EXPLANATION OF NET (LOSS) INCOME PER SHARE AND
DILUTED NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS PER SHARE CALCULATIONS

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
Net (loss) income	$(30,526)	$(4,710)	$321
Diluted weighted average common stock and common stock equivalents	22,996	22,962	19,824
Net (loss) income per share	$(1.33)	$(0.21)	$0.02

Dividends on preferred stock	—	—	(309)
Inducement for conversion of the preferred stock	—	—	(512)
Total adjustments for diluted net loss available to common shareholders	—	—	(821)
Diluted weighted average common stock and common stock equivalents	22,996	22,962	19,824
Diluted net loss attributable to preferred stock per share	$—	$—	$(0.04)

Diluted net loss available to common shareholders per share	$(1.33)	$(0.21)	$(0.02)